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Exhibit 21

List of Subsidiaries

1.
Restoration Hardware Canada Inc., incorporated under the laws of British Columbia, Canada

2.
The Michaels Furniture Company, Inc. (f/k/a Michael's Concepts in Wood, Inc.), incorporated under the laws of the State of California.

3.
Restoration Hardware of Blackhawk, Incorporated, incorporated under the law of the State of California.

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  Exhibit 21
List of Subsidiaries